The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated March 28, 2017
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016,
Index Supplement dated April 29, 2016
and Product Supplement
dated May 2, 2016)

UBS AG $• Trigger Callable Yield Notes

Linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due on or about October 3, 2019

Investment Description

UBS AG Trigger Callable Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “underlying index” and together the “underlying indices”). UBS will pay you a coupon on each coupon payment date regardless of the performance of the underlying indices unless the notes were previously subject to an issuer call. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), regardless of the closing levels of the underlying indices on the day that is five days preceding the next coupon payment date (the “call date”). If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date following such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to the coupon otherwise due. If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you less than the principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “least performing underlying index”) from its initial level to its final level over the term of the Notes and you may lose all of your initial investment. A “trigger event” is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing, at maturity, some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You will be exposed to the market risk of each underlying index on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Higher coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Income — Regardless of the performance of the underlying indices, UBS will pay you coupons on each coupon payment date unless the Notes were previously subject to an issuer call.

❑ Issuer Callable — UBS may elect to call the Notes on any call date (other than the final valuation date), regardless of the closing levels of the underlying indices on such call date. If the Notes are called, on the call settlement date UBS will pay you a cash payment per Note equal to your principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

❑	Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure— If by maturity the Notes have not been called and a trigger event has not occurred, UBS will repay you the principal amount per Note at maturity. If, however, a trigger event has occurred, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	March 29, 2017
Settlement Date**	March 31, 2017
Call Dates	Quarterly (see page 4)
Final Valuation Date	September 30, 2019
Maturity Date	October 3, 2019

* Expected. See page 2 for additional details.

** We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronics communications network.

Note Offering

These preliminary terms relate to Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index. The final terms of the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof. Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an issuer call.

Underlying Index	Bloomberg Ticker	Coupon Rate	Total Coupon Payable*	Initial Level	Downside Threshold	CUSIP	ISIN
Russell 2000® Index	RTY	6.00%-6.10% per annum	15.00%-15.25%	•	60% of the Initial Level	90280M855	US90280M8551
S&P 500® Index	SPX			•	60% of the Initial Level
EURO STOXX 50® Index	SX5E			•	60% of the Initial Level

* The actual total coupon paid will be based on the duration of the Notes.

The estimated initial value of the Notes as of the trade date is expected to be between $9.63 and $9.93 for Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. When you read the product supplement, please note that the Notes offered hereby pay coupons on each coupon payment date (subject to the credit risk of UBS) and therefore do not have coupon barriers as described in the product supplement. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product Supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001162/ub35290512-424b2.htm
♦	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Callable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated May 2, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index.
♦	You believe that the closing level of each underlying index will be equal to or greater than its downside threshold on the trigger observation date.
♦	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that any positive return is limited to the coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be willing to invest in the Notes based on the downside thresholds indicated on the cover hereof and if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be set on the trade date).
♦	You are willing to forgo any dividends paid on any stocks constituting the underlying indices (the “underlying constituents”).
♦	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying indices.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the least performing underlying index.
♦	You believe that the final level of any underlying index will be less than its downside threshold on the trigger observation date.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be unwilling to invest in the Notes based on the downside thresholds indicated on the cover hereof or if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be set on the trade date).
♦	You prefer to receive the dividends paid on any underlying constituents.
♦	You are unable or unwilling to hold Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the underlying indices.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Indices” herein for more information on the underlying indices. You should also review carefully the “Key Risks” herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 30 months, unless called earlier. In the event that we make any change to the expected trade date and original issue date, the calculation agent may adjust the call dates, the trigger observation date, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Indices	The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index.
Coupon Payments

UBS will pay interest on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying indices, unless UBS has previously elected to call the Notes.

The coupon will be a fixed amount based upon equal quarterly installments at a per annum rate (the “coupon rate”). The table below sets forth the range of the coupon rate and coupon that would be paid on each coupon payment date and the total coupon payable; the actual total coupon payable will be based on the duration of the Notes. Amounts in the table below may have been rounded for ease of analysis. The actual coupon rate and coupon will be determined on the trade date.

	Coupon Rate	6.00% - 6.10%
	Coupon	$0.1500 - $0.1525
	Total Coupon Payable	15.00% - 15.25%
Trigger Event

A trigger event is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the trigger observation date.

In this case, you will be exposed to the underlying index return of the least performing underlying index.

Trigger Observation Date(s)(1)	September 9, 2021, which is the final valuation date.

Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on any call date (other than the final valuation date), regardless of the closing levels of the underlying indices on such call date.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date corresponding to such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment equal to:

Principal Amount of $10

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Index Return of the Least Performing Underlying Index)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index, regardless of the underlying index return of any other underlying index.

Underlying Index Return	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Index	The underlying index with the lowest underlying index return as compared to the other underlying indices.
Downside Threshold(2)	A specified level of each underlying index that is less than its respective initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(2)	The closing level of each underlying index on the trade date, as determined by the calculation agent.
Final Level(2)	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.

(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	As may be adjusted as described under “General Terms of the Notes — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying index is observed, and the terms of the Notes are set
¯
Coupon Payment Dates (if UBS has not previously elected to call the Notes)	UBS pays the applicable coupon.
¯
Call Dates (including the Final Valuation Date)

UBS may elect to call the Notes in whole, but not in part, on any call date (other than the final valuation date), regardless of the closing levels of the underlying indices on such call date.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable call date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

¯
Maturity Date

The final level of each underlying index is observed on the final valuation date.

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment equal to:

Principal Amount of $10.

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Index Return of the Least Performing Underlying Index)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index, regardless of the underlying index return of any other underlying index.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of losing, at maturity, some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You will be exposed to the market risk of each underlying index on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. If UBS does not elect to call the Notes and a trigger event occurs, you will lose some or all of your initial investment at maturity.

3

Call Dates(1) and Coupon Payment Dates(1)(2)(3)

Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)
June 23, 2017	June 30, 2017	June 22, 2018	June 29, 2018	June 21, 2019	June 28, 2019
September 22, 2017	September 29, 2017	September 21, 2018	September 28, 2018	September 30, 2019*	October 3, 2019**
December 21, 2017	December 29, 2017	December 21, 2018	December 31, 2018
March 22, 2018	March 29, 2018	March 22, 2019	March 29, 2019

*	This is also the final valuation date.
**	This is also the maturity date. UBS may not elect to call the notes on the final valuation date. Thus, the maturity date is not a call settlement date.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding a call date, or on a call date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that call date. If you are able to sell your Notes in the secondary market on the day following a call date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that call date.
(3)	Five business days following each call date, except that the coupon payment date for the final valuation date is the maturity date.
4

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying indices. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index and in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its downside threshold.
♦	Your potential return on the Notes is limited to the coupon rate, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified coupon rate, regardless of the appreciation of the underlying indices. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes would likely be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes would likely be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the Notes would likely be less than the return on a direct investment in any or all of the underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.
♦	A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity —The economic terms for the Notes, including the coupon rate and downside thresholds, are based, in part, on the expected volatility of each underlying index at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying index. The greater the expected volatility of each of the underlying indices as of the trade date, the greater the expectation is as of that date that the final level of an underlying index could be less than its respective downside threshold on the trigger observation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds than those terms on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying index and the potential to lose some or all of your initial investment.
♦	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any coupons after the applicable call settlement date. The first call settlement date occurs after approximately three months and therefore you may not have the opportunity to receive any coupons after approximately three months. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that UBS will elect to call the Notes prior to maturity when the coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS. Therefore, the Notes are more likely to remain outstanding when the amount payable on the Notes is less than what would be payable on other comparable instruments.

♦	An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
♦	You are exposed to the market risk of each underlying index — Your return on the Notes is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one of the underlying indices over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying indices. For instance, you may receive a negative return equal to the underlying index return of the least performing underlying index if the closing level of one underlying index is less than its downside threshold on the trigger observation date, even if the underlying index returns of the other underlying indices are positive or have not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.

5

♦	Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of losing some or all of your initial investment at maturity than if the Notes were linked to fewer underlying indices — The risk that you will lose some or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index or to two underlying indices. With more underlying indices, it is more likely that the closing level of an underlying index will decline to a closing level that is less than its downside threshold than if the Notes were linked to fewer underlying indices. In addition, the lower the correlation is between a pair of underlying indices, the greater the likelihood that one underlying index will decline to a final level that is less than its downside threshold. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the economic terms of the Notes, including the coupon rate and downside thresholds are determined, in part, based on the correlation of the underlying indices’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher coupon rate and lower downside thresholds are generally associated with lower correlation of the underlying indices. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that a trigger event will occur is even greater despite lower downside thresholds. With three underlying indices, it is more likely that the performance of one pair of underlying indices will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will lose a significant portion or all of your initial investment at maturity.
♦	Any payment on the Notes is subject to the creditworthiness of UBS — The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the value of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying indices, the volatility of the underlying indices, the correlation among the underlying indices, the dividend rate paid on the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary

6

markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity —Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of each underlying index and the underlying constituents; the volatility of each underlying index and the underlying constituents; the correlation among the underlying indices, the dividend rate paid on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There are small-capitalization stock risks associated with the Russell 2000® Index —The Notes are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of underlying constituents that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the underlying constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The index return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying constituents are traded in a foreign currency and the Notes are denominated in U.S. dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	Non-U.S. securities markets risks — The underlying constituents of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying constituents are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Notes.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that, if UBS does not elect to call the Notes, a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent (each an "underlying constituent issuer"). You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing some or all of your initial investment.
♦	The underlying indices reflect price return, not total return — The return on your Notes is based on the performance of the underlying indices, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes that affect an underlying index will affect the market value of your Notes — The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the "index sponsors"), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices and, therefore, the market value of the Notes and the payment at maturity.
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♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying constituent issuers or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under “— UBS may elect to call the Notes and the Notes are subject to reinvestment risk” and “— An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level or final level of any underlying index (and therefore the settlement date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any trigger observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the coupon rate and downside thresholds, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS —UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying indices to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority ("FINMA") has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS' assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS' debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.
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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 30 months
Coupon Rate*:	6.00% per annum (or $0.15 per quarter)
Total Coupon Payable*:	15.00% (or $1.50 per Note)
Call Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	1,400
Underlying Index B:	2,300
Underlying Index C:	3,400
Downside Threshold:
Underlying Index A:	840 (which is equal to 60% of the Initial Level)
Underlying Index B:	1,380 (which is equal to 60% of the Initial Level)
Underlying Index C:	2,040 (which is equal to 60% of the Initial Level)

*	Coupon payment will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless UBS has previously elected to call the Notes. The total coupons paid will be based on the duration of the Notes.

Scenario #1: The final level of the least performing underlying index is not below its downside threshold.

Since the final level of the least performing underlying index is not below its downside threshold, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the least performing underlying index if the level appreciation of the least performing underlying index over the term of the Notes is less than 15.00%.

 If the least performing underlying index is Underlying Index A and its closing level on the final valuation date is 1,400 (no change in the level of the least performing underlying index):

Payment at Maturity:	$ 10.00
Coupons:	$ 1.50	($0.15 x 10 = $1.50)
Total:	$ 11.50
Total Return on the Notes:	15.00%

In this example, the total return on the Notes is 15.00% while the total return on the least performing underlying index is 0.00%.

If the least performing underlying index is Underlying Index A and its closing level on the final valuation date is 1,820 (an increase of 30.00%):

Payment at Maturity:	$ 10.00
Coupons:	$ 1.50	($0.15 x 10 = $1.50)
Total:	$ 11.50
Total Return on the Notes:	15.00%

In this example, the total return on the Notes is 15.00% while the total return on the least performing underlying index is 30.00%.

If the least performing underlying index is Underlying Index A and its closing level on the final valuation date is 1,190 (a decline of 15.00%):

Payment at Maturity:	$ 10.00
Coupons:	$ 1.50	($0.15 x 10 = $1.50)
Total:	$ 11.50
Total Return on the Notes:	15.00%

In this example, the total return on the Notes is 15.00% while the total return on the least performing underlying index is a loss of 15.00%.

Scenario #2: The final level of the least performing underlying index is below its downside threshold.

Since the final level of the least performing underlying index is below its downside threshold, the issuer will pay you a cash payment per Note that is less than the principal amount. The value received at maturity and the total return on the Notes at that time depends on the closing level of the least performing underlying index on the maturity date.

If the least performing underlying index is Underlying Index A and its closing level on the final valuation date is 630 (a decline of 55.00%):

Payment at Maturity:	$ 4.50
Coupons:	$ 1.50	($0.15 x 10 = $1.50)
Total:	$ 6.00
Total Return on the Notes:	-40.00%

In this example, the total return on the Notes is a loss of 40.0% while the total return on the least performing underlying index is a loss of 55.00%.

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If the least performing underlying index is Underlying Index A and its closing level on the final valuation date is 770 (a decline of 45.00%):

Payment at Maturity:	$ 5.50
Coupons:	$ 1.50	($0.15 x 10 = $1.50)
Total:	$ 7.00
Total Return on the Notes:	-30.00%

In this example, the total return on the Notes is a loss of 30.00% while the total return on the least performing underlying index is a loss of 45.00%.

Scenario #3: The Issuer calls the Notes.

Since the issuer elects to call the Notes, the issuer will pay you on the call settlement date a total of $10.20 per Note (reflecting your principal amount plus the applicable coupon). The total return on the Notes at that time depends on the number of coupons received in respect of prior call dates.

If the issuer calls the Notes on the third call date, the least performing underlying index is Underlying Index A, and its closing level is 2,100 (an increase of 50.00%):

Settlement Amount:	$ 10.00
Coupons:	$ 0.45	($0.15 x 3 = $0.45)
Total:	$ 10.45
Total Return on the Notes:	4.50%

In this example, the total return on the Notes is 4.50% while the total return on the least performing underlying index is 50.00%.

If the issuer calls the Notes on the sixth call date, the least performing underlying index is Underlying Index A, and its closing level is 700 (a decline of 50.00%):

Settlement Amount:	$ 10.00
Coupons:	$ 0.90	($0.15 x 6 = $0.90)
Total:	$ 10.90
Total Return on the Notes:	9.00%

In this example, the total return on the Notes is 9.00% while the total return on the least performing underlying index is a loss of 50.00%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the UBS does not elect to call the Notes, you may lose some or all of your investment. Specifically, if UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying index on each call dates and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Indices

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” of the Russell 2000® Index).

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on March 27, 2017 was 1,357.321 (the “hypothetical initial level” for the Russell 2000® Index). The actual initial level will be the closing level of the Russell 2000® Index on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/3/2016	12/30/2016	1,388.073	1,156.885	1,357.130
1/3/2017	3/27/2017*	1,413.635	1,345.598	1,357.321
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

11

The graph below illustrates the performance of the Russell 2000® Index from January 3, 2007 through March 27, 2017, based on information from Bloomberg. The dotted line represents the hypothetical downside threshold of 814.393, which is equal to 60% of the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index .

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S&P 500® Index

We have derived all information contained in this document regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”, the “index sponsor” of the S&P 500® Index), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Notes.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 28, 2017, eleven main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of February 28, 2017 indicated below: Information Technology (21.5%), Financials (14.8%), Health Care (14.1%), Consumer Discretionary (12.1%), Industrials (10.2%), Consumer Staples (9.4%) , Energy (6.6%), Utilities (3.2%), Real Estate (2.9%), Materials (2.8%) and Telecommunication Services (2.4%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on March 27, 2017 was 2,341.59 (the “hypothetical initial level” for the S&P 500® Index). The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/3/2016	12/30/2016	2,271.72	2,085.18	2,238.83
1/3/2017	3/27/2017*	2,395.96	2,257.83	2,341.59
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of the S&P 500® Index from January 3, 2007 through March 27, 2017, based on information from Bloomberg. The dotted line represents the hypothetical downside threshold of 1,404.95, which is equal to 60% of the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

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EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, (the “index sponsor” of the EURO STOXX 50®).

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Notes.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the EURO STOXX 50® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on March 27, 2017 was 3,437.14 (the “hypothetical initial level” for the EURO STOXX 50® Index). The actual initial level will be the closing level of the EURO STOXX 50® Index on the trade date. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/4/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/3/2016	12/30/2016	3,290.52	2,954.53	3,290.52
1/3/2017	3/27/2017*	3,452.18	3,230.68	3,437.14
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of the EURO STOXX 50® Index from January 3, 2007 through March 27, 2017, based on information from Bloomberg. The dotted line represents the hypothetical downside threshold of 2,062.28, which is equal to 60% of the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

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Correlation of the Underlying Indices

The graph below illustrates the daily performance of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 3, 2007 through March 27, 2017. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 3, 2007 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 3, 2007 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for the final level of one of those underlying indices to be less than its downside threshold on the trigger observation date. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, the final level of one or more of the underlying indices might be less than its downside threshold on the trigger observation date as the underlying indices may decrease in value together. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying indices over the period set forth below. A higher coupon rate is generally associated with lower correlation of the underlying indices, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying index” and “— Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of losing some or all of your initial investment at maturity than if the Notes were linked to fewer underlying indices” herein.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the accompanying product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying indices. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Such gain or loss on the debt component should generally be long-term gain or loss if you have held your notes for more than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, you hold your notes for one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component would be taxed as a short-term capital gain.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Index	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Russell 2000® Index S&P 500® Index EURO STOXX 50® Index	6.00% - 6.10% per annum	•% per annum	•% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (possibly before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in ′′Supplemental U.S. Tax Considerations” in the accompanying product supplement for a more detailed description of the tax treatment of your Notes.

Notice 2008-2. The Internal Revenue Service (“IRS”) has released a Notice that may affect the taxation of holders of the Notes. According to the Notice 2008-2, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement unless and until such time as some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether the issuer of any underlying constituent would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, upon the sale, exchange, issuer call or maturity or other taxable disposition of the relevant Note. You should consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 897 and Section 871(m) of the Code and “FATCA” (discussed below) you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the sale, exchange or maturity of a Note generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in

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the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any underlying constituent would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, issuer call or maturity of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an underlying constituent issuer as a USRPHC and the Notes as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2017.

Based on our determination that the Notes are not “delta-one” with respect to the underlying index or any U.S. underlying constituent our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, or underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying index, or underlying constituents or the Notes.  A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying index, or underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local or other taxing jurisdictions (including the jurisdictions of the underlying constituent issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Call Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Indices	11
Correlation of the Underlying Indices	17
What Are the Tax Consequences of the Notes?	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-12
Risk Factors	PS-17
General Terms of the Notes	PS-33
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflict of Interest)	PS-60

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average™	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSE™ 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Trigger Callable Yield Notes due on or about October 3, 2019

Preliminary Pricing Supplement dated March 28, 2017 (To Product Supplement dated May 2, 2016 Index Supplement dated April 29, 2016 and Prospectus dated April 29, 2016)

UBS Investment Bank UBS Financial Services Inc.